Exhibit 99.B(i)(ix)

December 18, 2014

Schroder Series Trust

875 Third Avenue, 22nd Floor

New York, New York 10022

Ladies and Gentlemen:

We are furnishing this opinion in connection with Post-Effective Amendment No. 85 (the “Amendment”) to the Registration Statement on Form N-1A (the “Registration Statement”) of Schroder Series Trust (the “Trust”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (File No. 33-65632), and the Investment Company Act of 1940, as amended (File No. 811-7840), for the registration of (i) an indefinite number of shares of beneficial interest in a new class (the “R6 Shares”) of the Trust’s Schroder Emerging Market Equity Fund, Schroder Emerging Markets Multi-Cap Equity Fund, Schroder Emerging Markets Multi-Sector Bond Fund, Schroder International Multi-Cap Value Fund, Schroder Absolute Return EMD and Currency Fund, Schroder Global Strategic Bond Fund, Schroder Global Multi-Asset Income Fund, and Schroder U.S. Small and Mid Cap Opportunities Fund series (collectively, the “R6 Shares Funds”) and (ii)  an indefinite number of shares of beneficial interest in a new class (the “Advisor Shares”) of Schroder Broad Tax-Aware Value Bond Fund series (the “Broad Tax-Aware Value Bond Fund” and together with the R6 Shares Funds, the “Funds”).  The R6 Shares and Advisor Shares are proposed to be sold pursuant to the Distribution Agreement, dated September 15, 1999, between the Trust and Schroder Fund Advisors LLC, which has been filed as an exhibit to the Registration Statement.

We have acted as counsel to the Trust since its organization and in connection with the Amendment. We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the R6 Shares and Advisor Shares. We have examined the Trust’s Amended and Restated Agreement and Declaration of Trust, dated March 1, 1997, on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), the Trust’s Bylaws, as amended through December 7, 2004, and the Trust’s records of Trustee action. We have also examined executed copies of the Amendment, in the form filed or to be filed with the Commission, and such other documents and records as we have deemed necessary for the purposes of this opinion.

We assume that, upon the sale of the R6 Shares of each R6 Shares Fund and the Advisor Shares of Broad Tax-Aware Value Bond Fund, the Trust, on behalf of that Fund, will receive the net asset value thereof.

Based upon the foregoing, we are of the opinion that:

1.                                      The Trust has been duly organized and is a validly existing unincorporated association under and by virtue of the laws of The Commonwealth of Massachusetts.

2.                                      The Trust is authorized to issue an unlimited number of R6 Shares of each R6 Shares Fund and an unlimited number of Advisor Shares of Broad Tax-Aware Value Bond Fund and that, when such R6 Shares and Advisor Shares have been issued and sold pursuant to the Distribution Agreement, they will be validly issued, fully paid, and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.”  Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.  However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trust or its Trustees or officers.  The Declaration of Trust provides for indemnification out of the property of a series of shares of beneficial interest for all loss and expense of any shareholder of such series held personally liable solely by reason of his being or having been a shareholder.  Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the series of shares itself would be unable to meet its obligations.

We consent to the filing of this opinion with and as an exhibit to the Amendment.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP